Exhibit 10.1
List of Project 600 Awards to Executive Officers

Executive Officer	Base Number
Lance C. Balk	45,000
John M. Duffey	120,000
Walter S. Hawrylak	40,000
Brett Petit	40,000
James Reid-Anderson	500,000
Leonard A. Russ	22,500